Exhibit 99.1

Nucor Reports Results for Second Quarter and First Half of 2015

CHARLOTTE, N.C., July 23, 2015 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $124.8 million, or $0.39 per diluted share, for the second quarter of 2015. By comparison, Nucor reported net earnings of $67.8 million, or $0.21 per diluted share, in the first quarter of 2015 and net earnings of $147.0 million, or $0.46 per diluted share, in the second quarter of 2014. Second quarter of 2015 diluted net earnings per share of $0.39 was above our guidance range of $0.20 to $0.25 per diluted share due to better than forecasted performance in the steel mills segment.

In the first half of 2015, Nucor reported consolidated net earnings of $192.6 million, or $0.60 per diluted share, compared with consolidated net earnings of $258.1 million, or $0.80 per diluted share, in the first half of last year.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the second quarter and first six months of 2015 and 2014 (in thousands):

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014
Earnings (loss) before income
taxes and noncontrolling interests:
Steel mills	$ 198,500	$ 368,138	$ 415,628	$ 685,935
Steel products	70,636	42,612	103,094	44,332
Raw materials	(38,104)	(9,635)	(79,601)	(1,276)
Corporate/eliminations	(14,810)	(159,250)	(103,854)	(279,625)
	$ 216,222	$ 241,865	$ 335,267	$ 449,366

Nucor's results include a $95.5 million credit ($0.19 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting in the second quarter of 2015, compared with a credit of $16.5 million ($0.03 per diluted share) recorded in the first quarter of 2015 and no charge in the second quarter of 2014. As a result, the LIFO credit in the first half of 2015 was $112.0 million ($0.22 per diluted share), compared with a charge of $14.5 million ($0.03 per diluted share) in the first half of 2014. Also included in the second quarter of 2015 results was a $9.3 million ($0.03 per diluted share) benefit related to state tax credits.

Nucor's consolidated net sales decreased 1% to $4.36 billion in the second quarter of 2015 compared with $4.40 billion in the first quarter of 2015 and decreased 18% compared with $5.29 billion in the second quarter of 2014. Average sales price per ton decreased 8% from the first quarter of 2015 and decreased 13% from the second quarter of 2014. Total tons shipped to outside customers were 6,055,000 tons in the second quarter of 2015, a 7% increase over the first quarter of 2015 and a decrease of 5% from the second quarter of 2014. Total second quarter steel mill shipments increased 9% over the first quarter of 2015 and decreased 2% from the second quarter of 2014. Second quarter downstream steel products shipments to outside customers increased 12% over the first quarter of 2015 and decreased 3% from the second quarter of 2014.

In the first half of 2015, Nucor's consolidated net sales decreased 16% to $8.76 billion, compared with $10.40 billion in last year's first half. Total tons shipped to outside customers decreased 7% from the first half of 2014, while average sales price per ton decreased 10%.

The average scrap and scrap substitute cost per ton used in the second quarter of 2015 was $271, a 16% decrease from $324 in the first quarter of 2015 and a decrease of 29% from $384 in the second quarter of 2014. The average scrap and scrap substitute cost per ton used in the first half of 2015 was $297, a decrease of 24% from $391 in the first half of 2014.

Overall operating rates at our steel mills increased to 73% in the second quarter of 2015 as compared with 65% in the first quarter of 2015 and decreased from 79% in the second quarter of 2014. Steel mill utilization decreased to 69% in the first half of 2015 from 77% in the first half of 2014.

Total steel mill energy costs in the second quarter of 2015 decreased approximately $4 per ton compared with the first quarter of 2015 due to increased production volumes and lower unit costs for electricity and natural gas. Total steel mill energy costs in the second quarter of 2015 decreased approximately $4 per ton compared with the second quarter of 2014 due primarily to lower natural gas unit costs. Energy costs for the first half of 2015 decreased $1 per ton from the first half of 2014.

Our liquidity position remains strong with $1.69 billion in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until August 2018. Cash provided by operating activities in the first half of 2015 was robust at $1.20 billion compared to $443.3 million in the first half of 2014.

In June, Nucor's board of directors declared a cash dividend of $0.3725 per share payable on August 11, 2015 to stockholders of record on June 30, 2015. This dividend is Nucor's 169th consecutive quarterly cash dividend, a record we expect to continue.

The performance of the steel mills segment in the second quarter of 2015 decreased from the first quarter of 2015. Pricing has begun to stabilize, but we experienced some margin erosion as the steel mills worked through higher cost scrap, work-in-process and finished goods inventories. Pricing remains under pressure from exceptionally high levels of imports. Imports accounted for an estimated 32% of the finished steel market in the first six months of 2015, compared with an estimated 27% in the first six months of 2014. The biggest factors driving these exceptionally high levels of imports are the trade-distorting practices of some foreign governments. We are pleased with recently passed legislation that strengthens our trade laws and provides the steel industry with more effective tools to fight back against unfair trade. While these trade law changes alone will not address the serious challenges facing the U.S. steel industry due to systemic steel overcapacity overseas, they do strengthen our hand against illegal trade practices.

The operating performance of the downstream products segment has improved in the second quarter of 2015 as compared to the second quarter of 2014 and the first quarter of 2015 due to the continuing gradual improvement in nonresidential construction markets. The increased operating performance of the downstream products segment in the second quarter of 2015 compared to the first quarter of 2015 also benefited from typical seasonality in nonresidential construction markets as weather conditions improved.

The performance of the raw materials segment improved from the first quarter of 2015. Nucor Steel Louisiana had an operating loss of approximately $20 million ($0.04 per diluted share), which included a $10.0 million ($0.02 per diluted share) payment received related to warranty claims associated with the repair of the process gas heater. This performance is improved compared to the first quarter of 2015 operating loss of approximately $44 million ($0.09 per diluted share). Nucor Steel Louisiana's second quarter operating loss reflects the impact of working through higher cost iron ore inventory that was purchased in 2014. The ramp-up in production at the Louisiana direct reduced iron (DRI) facility has gone extremely well, with the facility producing DRI at world class quality levels. Nucor Steel Louisiana produced approximately 540,000 tons of DRI in the second quarter of 2015. The raw materials segment also benefited from the improved performance of our scrap processing business in the second quarter of 2015 as compared to the first quarter of 2015. Partially offsetting these improvements was the decreased performance of our DRI facility in Trinidad, due to a 20-day planned outage that occurred in the second quarter of 2015.

Earnings in the third quarter of 2015 are expected to be improved compared to the second quarter of 2015 mainly due to improved performance of the steel mills segment. The steel mills segment will benefit from a lower average cost of inventories to begin the third quarter. The strongest end markets continue to be automotive and construction. We expect improved performance in the downstream products segment in the third quarter of 2015 as compared to the second quarter of 2015 due to the continuing gradual improvement in nonresidential construction markets. The performance of the raw materials segment in the third quarter of 2015 is expected to be comparable to the second quarter of 2015.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2014 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's second quarter results on July 23, 2015 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Six Months (26 Weeks) Ended
	July 4, 2015	July 5, 2014	Percentage Change	July 4, 2015	July 5, 2014	Percentage Change
Steel mills production	5,196	5,324	-2%	9,954	10,518	-5%
Steel mills total shipments	5,348	5,477	-2%	10,235	10,909	-6%

Sales tons to outside customers:
Steel mills	4,578	4,646	-1%	8,743	9,246	-5%
Joist	97	97	0%	186	189	-2%
Deck	92	101	-9%	174	188	-7%
Cold finished	117	133	-12%	247	271	-9%
Fabricated concrete
reinforcing steel	324	321	1%	586	560	5%
Other	847	1,072	-21%	1,754	2,105	-17%
	6,055	6,370	-5%	11,690	12,559	-7%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended

	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014

Net sales	$ 4,357,609	$ 5,291,075	$ 8,757,049	$ 10,399,519

Costs, expenses and other:
Cost of products sold	3,971,303	4,875,208	8,082,461	9,606,450
Marketing, administrative and other expenses	128,592	132,813	253,153	266,247
Equity in earnings of
unconsolidated affiliates	(694)	(3,202)	(435)	(7,676)
Interest expense, net	42,186	44,391	86,603	85,132
	4,141,387	5,049,210	8,421,782	9,950,153
Earnings before income taxes and
noncontrolling interests	216,222	241,865	335,267	449,366
Provision for income taxes	56,878	74,930	91,631	152,735
Net earnings	159,344	166,935	243,636	296,631
Earnings attributable to
noncontrolling interests	34,589	19,894	51,081	38,559
Net earnings attributable to
Nucor stockholders	$ 124,755	$ 147,041	$ 192,555	$ 258,072

Net earnings per share:
Basic	$0.39	$0.46	$0.60	$0.80
Diluted	$0.39	$0.46	$0.60	$0.80

Average shares outstanding:
Basic	320,506	319,693	320,409	319,597
Diluted	320,708	319,981	320,594	319,872

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	July 4, 2015	Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 1,576,496	$ 1,024,144
Short-term investments	112,236	100,000
Accounts receivable, net	1,791,523	2,068,298
Inventories, net	2,267,394	2,745,032
Other current assets	407,088	504,414

Total current assets	6,154,737	6,441,888

Property, plant and equipment, net	5,120,870	5,287,639

Goodwill	2,046,098	2,068,664

Other intangible assets, net	819,050	862,093

Other assets	927,422	955,643

Total assets	$ 15,068,177	$ 15,615,927

LIABILITIES
Current liabilities:
Short-term debt	$ 42,664	$ 207,476
Long-term debt due within one year	8,300	16,335
Accounts payable	820,557	993,872
Salaries, wages and related accruals	270,506	352,488
Accrued expenses and other current liabilities	548,050	527,605

Total current liabilities	1,690,077	2,097,776

Long-term debt due after one year	4,360,600	4,360,600

Deferred credits and other liabilities	1,042,415	1,082,433

Total liabilities	7,093,092	7,540,809

EQUITY
Nucor stockholders' equity:
Common stock	151,423	151,237
Additional paid-in capital	1,907,049	1,883,356
Retained earnings	7,331,006	7,378,214
Accumulated other comprehensive loss,
net of income taxes	(236,708)	(145,708)
Treasury stock	(1,492,067)	(1,494,629)
Total Nucor stockholders' equity	7,660,703	7,772,470

Noncontrolling interests	314,382	302,648

Total equity	7,975,085	8,075,118

Total liabilities and equity	$ 15,068,177	$ 15,615,927

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six Months (26 Weeks) Ended

	July 4, 2015	July 5, 2014

Operating activities:
Net earnings	$ 243,636	$ 296,631
Adjustments:
Depreciation	314,521	326,429
Amortization	36,895	36,265
Stock-based compensation	33,947	33,752
Deferred income taxes	(35,383)	(5,121)
Distributions from affiliates	12,142	11,504
Equity in earnings of unconsolidated affiliates	(435)	(7,676)
Loss on assets	-	9,046
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	254,343	(249,196)
Inventories	472,104	(130,463)
Accounts payable	(159,872)	90,460
Federal income taxes	128,391	14,100
Salaries, wages and related accruals	(77,214)	(1,672)
Other	(28,371)	19,270

Cash provided by operating activities	1,194,704	443,329

Investing activities:
Capital expenditures	(175,253)	(446,798)
Investment in and advances to affiliates	(23,750)	(68,491)
Repayment of advances to affiliates	-	15,000
Disposition of plant and equipment	17,932	12,858
Acquisitions (net of cash acquired)	(253)	(38,466)
Purchases of investments	(111,927)	(100,000)
Proceeds from the sale of investments	100,000	27,529
Other investing activities	1,870	-

Cash used in investing activities	(191,381)	(598,368)

Financing activities:
Net change in short-term debt	(164,466)	13,212
Repayment of long-term debt	(8,000)	-
Issuance of common stock	423	-
Excess tax benefits from stock-based compensation	1,200	2,700
Distributions to noncontrolling interests	(39,347)	(37,877)
Cash dividends	(239,476)	(237,369)
Other financing activities	(1,081)	(1,123)

Cash used in financing activities	(450,747)	(260,457)

Effect of exchange rate changes on cash	(224)	(195)

Increase (decrease) in cash and cash equivalents	552,352	(415,691)

Cash and cash equivalents - beginning of year	1,024,144	1,483,252

Cash and cash equivalents - end of six months	$ 1,576,496	$ 1,067,561

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (12,644)	$ (96,023)

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas, 704-972-1841, For Media Inquiries: Katherine Miller, 704-353-9015